Exhibit 10.10

SPIRIT FINANCE CAPITAL MANAGEMENT, LLC

14631 N. Scottsdale Road, Suite 200

Scottsdale, AZ 85254

January 12, 2011

Gregg A. Seibert

8602 E. Aster Drive

Scottsdale, AZ 85260

Re:	Employment Offer Letter

Dear Gregg:

This letter agreement (this “Agreement”) sets forth all of the terms and conditions of your continuing employment with Spirit Finance Capital Management, LLC (the “Company”) and its affiliates.

1.

At-Will Employment. This Agreement replaces and supersedes the Employment Agreement dated as of March 26, 2008 by and between you and the Company (the “Former Agreement”) and neither you nor the Company will have any further duties or obligations under the Former Agreement. Your continued employment with the Company will be “at-will,” and will be terminable by you or the Company at any time and for any reason (or no reason).

2.

Title and Reporting. During the term of your employment with the Company, you will serve as the Senior Vice President and you will report directly to the Chief Executive Officer of the Company (the “CEO”) or other executive of the Company designated by the CEO (such person, the “Reporting Person”).

3.

Duties and Responsibilities. During the term of your employment with the Company, you will be responsible for leasing the properties set forth in Section 5(b) and for performing such other duties or responsibilities assigned to you by the applicable Reporting Person. During your period of employment, you will devote substantially all of your business time, energy and efforts to your obligations hereunder and to the affairs of the Company; provided that the foregoing shall not prevent you from (i) participating in charitable, civic, educational, professional, community or industry affairs and (ii) managing your passive personal investments, in each case, so long as such activities, individually or in the aggregate, do not materially interfere with your duties hereunder or create a potential business or fiduciary conflict. Employee will be exempt from the “present on site” language on Page 11 of the Employee Handbook as employee will be working on-site and offsite on projects assigned.

4.

Base Salary. You will receive a base salary at a rate of US $180,000 per annum (the “Base Salary”), which will be paid in equal installments in accordance with the Company’s normal payroll practices as in effect from time to time.

5.	Annual Bonus.

(a)	2010 Annual Bonus. In full satisfaction of any entitlement you have to any bonus for 2010, you will receive a bonus of $150,000 to be paid on January 14th, 2011.

(b)

2011 Annual Bonus. For the calendar year 2011, you will be eligible to receive the applicable bonus set forth below upon fully leasing (as demonstrated by a fully executed and enforceable lease agreement) the following properties:

Property	Annual Bonus
NEC Property – Lenexa KS	$50,000
NEC Property – Elk Grove, IL	$50,000
NEC Property – Worcester, MA	$50,000
Verizon Property – Columbia, SC	$100,000

You will earn the applicable bonus if the applicable property is fully leased during 2011 and you are employed by the Company on the date the property is leased. Bonus will be paid within 10 days of the date in which the tenant takes possession of the property, which is commonly referred to as the effective date of the lease.

6.

Employee Benefits. You will be entitled to participate in the employee and fringe benefit plans and programs (including, without limitation, health, retirement and severance programs) of the Company in effect during your employment that are generally available to employees of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs.

7.

No Assignments. This Agreement is personal to each of the parties hereto. No party may assign or delegate any right or obligation hereunder without first obtaining the written consent of the other party hereto.

8.

Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

9.	Governing Law. The terms of this Agreement and your employment with the Company will be governed by the laws of the State of Arizona, without giving effect to the conflicts of laws principles thereof.

10.

Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A. Any such modification will require your written consent.

11.

Entire Agreement; Amendment. This Agreement constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

This Agreement is intended to be a binding obligation on you and the Company regarding your employment with the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of your employment with the Company, please sign and date one copy of this Agreement and return the same to us for the Company’s records. You should make a copy of the executed Agreement for your records.

Very truly yours,

/s/ Charles H. Cremens

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my employment with the Company, and I hereby confirm my agreement to the same.

Dated:	1/16	, 2011	/s/ Gregg A. Seibert
(the “Effective Date”)			Gregg A. Seibert